UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2008

EAU Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51807	87-0654478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite A, 1890 Cobb International Blvd., Kennesaw, GA 30152
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (678) 388-9492

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 30, 2008, Theodore Jacoby, a director of EAU Technologies, Inc. (the “Company”), agreed in principle with the Company to purchase 100,000 shares of Common Stock of the Company at a price of $1.00 per share. The parties expect the transaction to close in November, 2008. In connection with the sale, JL Montgomery Consulting, LLC (“JLM”) agreed to waive the potential application of the antidilution provision in its warrants under Section 2.4 in Exhibit A of the consulting agreement between JLM and the Company. Further, Water Science LLC agreed to waive the potential application of the antidilution provisions in Section 2.4 of its warrant agreement and in Section 9 of its convertible note. Absent these waivers, the exercise price of the warrants and the conversion price of the convertible note may have been subject to downward adjustment based on the $1.00 price offered to Mr. Jacoby. Water Science is controlled by Peter Ullrich, a director of the Company and JLM is controlled by J. Leo Montgomery, also a director of the Company.

JLM also agreed to waive any antidilution provision in its warrants under Section 2.4 in Exhibit A of his consulting agreement that would have been triggered by the recent financing transaction with Water Science, as announced in the Form 8-K filed on October 17, 2008. Absent this waiver, the exercise price of the warrants may have been subject to downward adjustment based on the terms offered to Water Science.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable

(b)	Pro Forma Financial Information. Not applicable

(c)	Shell Company Transactions. Not Applicable

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(d) Exhibits.

Exhibit Number	Description
10.1	Form of Waiver Letter between the Company and Water Sciences LLC

10.2	Form of Waiver Letter #1 between the Company and JLM

10.3	Form of Waiver Letter #2 between the Company and JLM

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, EAU Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2008	EAU TECHNOLOGIES, INC.

By: /s/ Brian D. Heinhold
Brian D. Heinhold
Chief Financial Officer